Exhibit 5.1

Faegre Baker Daniels LLP

2200 Wells Fargo Center 90 South Seventh Street

Minneapolis Minnesota 55402-3901

Phone +1 612 766 7000

Fax +1 612 766 1600

December 3, 2018

Archer-Daniels-Midland Company

77 West Wacker Drive

Chicago, Illinois 60601

Ladies and Gentlemen:

We have acted as counsel for Archer-Daniels-Midland Company, a Delaware corporation (the “Company”), in connection with the preparation of (i) a Registration Statement on Form S-3, File No. 333-219723 (the “Registration Statement”), of the Company filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offer and sale from time to time of the securities referred to therein; and (ii) the Prospectus Supplement dated November 28, 2018 to the Prospectus dated August 4, 2017, relating to the offer and sale by the Company under the Registration Statement of $400,000,000 aggregate principal amount of the 3.375% Notes due 2022 (the “2022 Notes”) and $600,000,000 aggregate principal amount of the 4.500% Notes due 2049 (the “2049 Notes” and, together with the 2022 Notes, the “Notes”). The Notes are to be issued under the Indenture dated as of October 16, 2012 (the “Indenture”) entered into by the Company and The Bank of New York Mellon, as trustee (the “Trustee”), and sold pursuant to the Underwriting Agreement dated November 28, 2018 between the Company and the Underwriters named therein (the “Underwriting Agreement”).

We have examined such documents, records and instruments as we have deemed necessary or appropriate for the purposes of this opinion.

Based on the foregoing, we are of the opinion that the Notes have been duly authorized and, when duly executed by the Company, authenticated by the Trustee in accordance with the provisions of the Indenture, and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms subject to (i) applicable bankruptcy, insolvency, reorganization, assignment for the benefit of creditors, moratorium, fraudulent conveyance, fraudulent transfer, voidable transaction, receivership, or other laws of general application affecting the enforcement of creditors’ rights, (ii) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith, fair dealing, and the possible unavailability of specific performance, injunctive relief, or other equitable remedies, whether considered in a proceeding at law or in equity and (iii)

Archer-Daniels-Midland Company

December 3, 2018

governmental authority to limit, delay or prohibit the making of payments outside the United States.

We have relied as to certain relevant facts upon certificates of, and/or information provided by, officers and employees of the Company as to the accuracy of such factual matters without independent verification thereof or other investigation. We have also relied, without investigation, upon the following assumptions: (i) natural persons acting on behalf of the Company have sufficient legal capacity to enter into and perform, on behalf of the Company, the transaction in question; (ii) each party to agreements or instruments relevant hereto other than the Company has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreements or instruments enforceable against it; (iii) each party to agreements or instruments relevant hereto other than the Company has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce such agreements or instruments against the Company; and (iv) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine.

The opinions expressed herein are limited to the specific issues addressed and to documents and laws existing on the date hereof. By rendering our opinion, we do not undertake to advise you with respect to any other matter or of any change in such documents and laws or in the interpretation thereof which may occur after the date hereof.

Our opinions set forth herein are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of any other laws. We express no opinion as to the enforceability or effect of any waivers of the right to jury trial or governing law provisions.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Commission and thereby incorporated by reference into the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

FAEGRE BAKER DANIELS LLP

By:	/s/ W. Morgan Burns
W. Morgan Burns